EXHIBIT 10.19

OFFER LETTER

March 29, 2005

Mr. Scott Hayashi
3750 Altura Ave.
La Crescenta, CA 91214

Dear Scott:

We are pleased to offer you a full-time position with Arbios Systems, Inc. (“Arbios”) as Chief Financial Officer, which is an exempt position. Specifics of our offer include:

1.	You will be compensated at an annualized rate of $105,000 paid twice monthly, before withholding of Federal and State income taxes, Social Security, and other customary deductions.

2.	You will receive an annual bonus equal to 15% of your gross salary paid in January 2005, before withholding of Federal and State income taxes, Social Security, and other customary deductions.

3.
We are pleased to offer you as a bonus related to your promotion, a five-year qualified stock option to purchase 10,000 shares of the Company's common stock, to be granted pursuant to the Company's Stock Option Plan. The shares will be exercisable at $1.85/share (the closing price on the day that the Board of Directors approved the stock option) and 50% shall vest immediately, with the remaining 50% vesting upon the one year anniversary of the grant date of the option.

4.
Your performance shall be reviewed annually against mutually agreed upon goals. At that time, appropriate upward compensation adjustments may be made in the form of increased salary. Your review shall be in January 2006 with any compensation adjustments to be effective in February 2006.

5.
All requests for time off (other than holidays observed by all of Arbios’s employees) should be approved in advance by Jacek Rozga, MD, PhD. You will report to Jacek Rozga, MD, PhD. and will perform such tasks as are usually and customarily performed by persons holding the title of Chief Financial Officer.

6.
You will be entitled to three weeks vacation to be taken in accordance with Arbios policies in place from time to time. You will also be entitled to the same paid holidays as are observed by all Arbios employees.

7.
You will be entitled to participate in Arbios’s medical/dental insurance programs and will be entitled to such other employee benefits as Arbios offers to all of its employees in accordance with the policies or plans in place from time to time. You will be reimbursed for your reasonable business related expenses in accordance with the expense reimbursement policy in place from time to time.

8.
You shall be eligible for participation in the 401K plan (which plan the Company plans to establish) at the beginning of the first calendar quarter following your date of hire in accordance with the company’s plan.

9.	The Company shall reimburse you to attend training seminars and join professional organizations that are deemed necessary for your job and professional development.

10.
You will be employed on an “at will” basis. That is, the terms of your employment shall continue unless terminated by either you or us. Termination by us may be with or without cause, at any time. Further, this offer letter is not a contract of employment guaranteeing you the terms set forth in the letter for any specific period of time, or at all.

11.	All work that you perform for Arbios will be performed in our offices or as mutually agreed otherwise.

12.	Your employment is to be considered exclusive to Arbios. While you are employed by Arbios, you will not perform services for compensation for any third party.

13.	You must get a release from your current employer (or any still valid previous employers), from any existing non-compete agreements, if applicable.

14.	In consideration of your agreeing to this employment offer and as a condition of your reporting for work, we ask that you sign the attached Inventions Assignment and Confidentiality Agreement.

15.	This agreement is governed by California law.

It the terms of this offer are acceptable to you, please indicate below by signing and returning one copy of this letter to me.

We are looking forward to having you join our team here at Arbios, and hope that you find your new employment with us challenging and rewarding.

Sincerely,

/s/ Jacek Rozga, M.D., Ph.D.

Jacek Rozga, M.D., Ph.D.
President

Accepted and agreed to this 29th Day of March, 2005.

/s/ Scott Hayashi

By: Scott Hayashi